Exhibit 10.2
NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT
     This NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT (the “Agreement”), dated as of June 27, 2006, is between SILICON VALLEY BANK (“Buyer”) having a place of business at 3003 Tasman Drive, Santa Clara, California 95054 TELULAR CORPORATION (“Seller”), a Delaware corporation, with its chief executive office at 647 N. Lakeview Parkway, Vernon Hills, Illinois 60061.
     1 DEFINITIONS.
     When used herein, the following terms have the following meanings.
     1.1 “Account Debtor” has the meaning set forth in the Illinois Uniform Commercial Code and shall include any person liable on any Purchased Receivable, including without limitation, any guarantor of the Purchased Receivable and any issuer of a letter of credit or banker’s acceptance.
     1.2 “Adjustments” means all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable.
     1.3 “Administrative Fee” means for any Purchase the percentage of the Total Purchased Receivables Amount set forth in the Schedule for such Purchase.
     1.4 “Business Day” means any day other than a Saturday, Sunday, or other day on which banks in California or Illinois are required or authorized by law to close.
     1.5 “Discount Rate” means for any Purchase the “Discount Rate” set forth in the Schedule for such Purchase.
     1.6 “Due Date” means for any Purchase the “Due Date” set forth in the Schedule for such Purchase.
     1.7 “Event of Default” has the meaning set forth in Section10 hereof.
     1.8 “Insolvency Event” means, with respect to any Account Debtor, (a) the commencement of a case, action or proceeding with respect to such Account Debtor before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) such Account Debtor is generally not paying its debts when due, or (c) the making or commencement of any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of the creditors generally or any substantial portion of the creditors of such Account Debtor.
     1.9 “Interest Reserve” means, for any Purchased Receivable, the product of (i) the amount of such Purchased Receivable multiplied by the Discount Rate, and (ii) the factor of 90 over 360
     1.10 “Invoice Amount” means for any Purchase, the “Invoice Amount” set forth in the Schedule for such Purchase.
     1.11 “Late Payment Settlement Fee” has the meaning set forth in Section 2.2.
     1.12 “Late Payment Settlement Period” has the meaning set forth in Section 2.2.

     1.13 “Open Amount” means the portion of any Purchased Receivable which has been pre-paid to the Seller.
     1.14 “Payment in Full” means for any Purchase that Buyer has received payments on account of the Purchased Receivables under such Purchase equal to the Total Purchased Receivables Amount for such Purchase.
     1.15 “Prime Rate” means per annum rate of interest from time to time announced and made effective by Buyer as its Prime Rate (which rate may or may not be the lowest rate available from Buyer at any given time).
     1.16 “Purchase” means the purchase by Buyer from Seller of one or more Purchased Receivables on a Purchase Date as listed in the Schedule applicable to such Purchase.
     1.17 “Purchase Date” means for any Purchase the date set forth as the “Purchase Date” in the Schedule for such Purchase.
     1.18 “Purchase Price” means for any Purchase the “Purchase Price” set forth on the Schedule for such Purchase.
     1.19 “Purchased Receivables” means for any Purchase all those Receivables arising out of the invoices and other agreements identified on the Schedule for such Purchase.
     1.20 “Purchased Receivable Amount” means for any Purchased Receivable, the “Invoice Amount” set forth with respect to such Purchased Receivable on the applicable Schedule minus the Open Amount.
     1.21 “Receivables” means accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and other rights to payment, and all proceeds thereof.
     1.22 “Related Property” has the meaning as set forth in Section 9 hereof.
     1.23 “Repurchase Amount” has the meaning set forth in Section 4.2 hereof.
     1.24 “Revolving Line Agreement” is that certain Loan and Security Agreement as of even date herewith, as amended from time to time, by and between Seller and Buyer.
     1.25 “Schedule” means for each Purchase a schedule executed by the parties in the form of Exhibit A hereto identifying the Purchased Receivables subject to such Purchase and setting forth financial and other details relating to such Purchase, all as contemplated by Exhibit A.
     1.26 “Settlement Date” has the meaning set forth in Section 3.2 hereof.
     1.27 “Total Purchased Receivables Amount” means for any Purchase the total of the Purchased Receivable Amounts for all Purchased Receivables subject to such Purchase as set forth on the applicable Schedule.
     2 PURCHASE AND SALE OF RECEIVABLES.
     2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, with respect to each Purchase, effective on each applicable Purchase Date, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller all right, title, and interest (but none of the obligations with respect to) of the Seller to the payment of all sums owing or to be owing from the Account Debtors under each Purchased Receivable to the extent of the Purchased Receivable Amount for such Purchased Receivable.

     Each purchase and sale hereunder shall be in the sole discretion of Buyer and Seller. In any event, Buyer will not (i) purchase any Receivables in excess of an aggregate outstanding amount exceeding Ten Million Dollars ($10,000,000.00), or (ii) purchase any Receivables under this Agreement after June 26, 2008. The purchase of each Purchased Receivable may be evidenced by an assignment or bill of sale in a form acceptable to Buyer.
     Notwithstanding the foregoing, the aggregate amount of Purchased Receivables, together with the aggregate amount of Obligations (as defined in the Revolving Line Agreement) under the Revolving Line Agreement, shall not exceed Fifteen Million Dollars ($15,000,000.00). In the event such aggregate amount of Purchased Receivables, together with the aggregate amount of Obligations (as defined in the Revolving Line Agreement) under the Revolving Line Agreement, exceeds Fifteen Million Dollars ($15,000,000,00) at any time, such excess shall be repaid immediately to Buyer in good funds.
     2.2 Purchase Price and Related Matters. With respect to each Purchase:
          (a) Payment of Purchase Price. On the Purchase Date, the Purchase Price, less the Administrative Fee, Interest Reserve with respect to such Purchased Receivable, legal fees, interest, and other fees, shall be paid by Buyer to Seller.
          (b) Late Payment Settlement Fee. If, for any reason, payment (partial or full) of a Purchased Receivable occurs during the period beginning on the Due Date and ending on the date which is ninety-one days after the Due Date for such Purchased Receivable (the “Late Payment Settlement Period”), then, in addition to any other obligations of Seller hereunder, Buyer shall be entitled to offset against the Interest Reserve with respect to such Purchased Receivable an amount (the “Late Payment Settlement Fee”) which is equal to (i) the product of the Discount Rate and the average daily balance of the Purchased Receivable during the Late Payment Settlement Period, multiplied by (ii) a fraction the numerator of which is the number of days in the Late Payment Settlement Period and the denominator of which is 360, and Buyer shall rebate to Seller the balance of such Interest Reserve. If no payment of a Purchased Receivable occurs prior to the end of the Late Payment Settlement Period, then the entire Interest Reserve with respect to such Purchased Receivable shall constitute the Late Payment Settlement Fee and Seller shall not be entitled to any rebate thereof.
     2.3 Fees.
          (a) A fully earned, non-refundable facility fee of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) is due to Buyer from Seller upon execution of this Agreement, (the “Facility Fee”).
          (b) A fully earned, non-refundable anniversary fee of Twenty Five Thousand Dollars ($25,000.00) (the “Anniversary Fee”) shall be earned as of the date hereof, and shall be payable to Buyer on the earlier to occur of (i) the date that is one year from the date of this Agreement, or (ii) the early termination of this Agreement by Seller for any reason.
     2.4 Nature of Transaction. It is the intent of the parties hereto that each purchase and sale of Receivables hereunder is and shall be a true sale of such Receivables for all purposes and not a loan arrangement. Each such sale shall be, subject to the terms hereof, absolute and irrevocable, providing Buyer with the full risks and benefits of ownership of the Purchased Receivables (such that the Purchased Receivables would not be property of the Seller’s estate in the event of the Seller’s bankruptcy). The parties agree that appropriate UCC financing statements have been or shall promptly be filed to reflect that Seller is the seller and Buyer is the purchaser of Receivables hereunder.
     2.5 Good Faith Deposit. Seller has paid to Buyer a good faith deposit of Twenty Thousand Dollars ($20,000.00) (the “Good Faith Deposit”) to initiate the Buyer’s due diligence review process, which Good Faith Deposit shall be applied to the facility fee and/or other expenses of the Buyer and closing costs.

     3 COLLECTIONS, CHARGES AND REMITTANCES.
     3.1 Application of Payments. All payments in respect of any Purchased Receivable, whether received from an Account Debtor or any other source and whether received by Seller or Buyer, shall be the property of Buyer and Seller shall have no ownership interest therein.
     3.2 Collection by Seller. In order to facilitate the collection of the Purchased Receivables in the ordinary course of business, Seller agrees to act as Buyer’s agent for collection of the Purchased Receivables. Accordingly, Buyer hereby appoints the Seller its attorney-in-fact to ask for, demand, take, collect, sue for and receive all payments made in respect of the Purchased Receivables and to enforce all rights and remedies thereunder and designates Seller as Buyer’s assignee for collection: provided that such appointment of Seller as such attorney- in-fact or assignee for collection may be revoked by Buyer at any time. Seller, as such attorney-in-fact, shall use due diligence and commercially reasonable lawful efforts in accordance with its usual policies and practices to collect all amounts owed by the Account Debtors on each Purchased Receivable when the same become due. In the enforcement or the collection of Purchased Receivables, Seller shall commence any legal proceedings only in its own name as an assignee for collection or on behalf of Buyer or, with Buyer’s prior written consent, in Buyer’s name. Seller shall have no obligation to commence any such legal proceedings unless Buyer has agreed to share the legal fees and other expenses to be incurred in such proceedings on a basis which is acceptable to Seller. In no event shall Seller take any action which would make Buyer a party to any litigation or arbitration proceeding without Buyer’s prior written consent. Until Buyer has received Payment in Full as to any Purchase, Seller shall (i) hold in trust for Buyer and turn over to Buyer forthwith upon receipt all payments made to Seller by Account Debtors with respect to the Purchased Receivables subject to such Purchase and (ii) turn over to Buyer forthwith on receipt all instruments, chattel paper and other proceeds of the Purchased Receivables; provided that unless an Event of Default has occurred and is continuing, Seller shall remit amounts received by Seller and due to Buyer on a weekly basis on Friday of each week (each a “Settlement Date”), commencing on the last business day of the second week after the Purchase Date. On each Settlement Date, Seller shall deliver to Buyer a report, in form and substance acceptable to Buyer, of the account activity (including dates and amounts of payments) and changes in account status for each Purchased Receivable.
     3.3 No Obligation to Take Action. Buyer shall have no obligation to perform any of Seller’s obligations under any Purchased Receivables or to take any action or commence any proceedings to realize upon any Purchased Receivables (including without limitation any defaulted Purchased Receivables), or to enforce any of its rights or remedies with respect thereto.
     4 NON-RECOURSE; REPURCHASE OBLIGATIONS.
     4.1 Non-Recourse. Except as otherwise set forth in this Agreement, Buyer’s acquisition of Purchased Receivables from Seller hereunder shall be without recourse against Seller.
     4.2 Seller’s Agreement to Repurchase. Seller agrees to pay to Buyer on demand, the full face amount, or any unpaid portion, of any Purchased Receivable: (A) with respect to such Purchase Receivable there has been any breach of warranty or representation set forth in Section 6.1 hereof (except For breaches of warranty or representations which are permitted to be, and have been, cured pursuant to Section 7 hereof) or any breach of any covenant contained in this Agreement with respect to such Purchased Receivable; or (B) with respect to such Purchased Receivable the Account Debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment (except for such matters as are permitted to be, and have been, cured pursuant to Section7 hereof); together with, in the case of (A) or (B), all reasonable attorneys’ and professional fees and expenses and all court costs incurred by Buyer in collecting such Purchased Receivable and/or enforcing its rights under, or collecting amounts owed by Seller in connection with this Agreement (collectively, the “Repurchase Amount”). Upon such payment, the respective Purchased Receivables shall be deemed property of and owned solely by the Seller (and shall not be deemed to be a Purchased Receivable hereunder).
     4.3 Seller’s Payment of the Amounts Due Buyer. All amounts due from Seller to Buyer shall be paid by Seller to Buyer in immediately available funds by fedwire to Buyer’s address for notices.
     5 POWER OF ATTORNEY.
     Seller does hereby irrevocably appoint Buyer and its successors and assigns as Seller’s true and lawful attorney-in-fact, and hereby authorizes Buyer: (a) to sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Purchased Receivables; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Buyer’s name or Seller’s name, as Buyer may choose; (c) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Purchased Receivables; (d) to notify all Account Debtors with respect to the Purchased Receivables to pay Buyer directly; (e) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Receivables: (f) to endorse Seller’s name on any checks or other forms of payment on the Purchased Receivables; (g) to execute on behalf of Seller any and all instruments, documents, financing statements and the like to perfect Buyer’s interests in the Purchased Receivables; and (h) to do all acts and things necessary or expedient, in furtherance of any such purposes.
     6 REPRESENTATIONS, WARRANTIES AND COVENANTS.
     6.1 Receivables’ Warranties, Representations and Covenants. To induce Buyer to purchase the Purchased Receivables and to render its services to Seller, and with full knowledge that the truth and accuracy of the following are being relied upon by the Buyer in determining whether to accept receivables as Purchased Receivables, Seller represents, warrants, covenants and agrees, with respect to each Purchased Receivable, that, as of the date of the applicable Purchase pertaining to such Purchased Receivable:
          (a) Seller is the absolute owner of each of the Purchased Receivables and has full legal right to sell, transfer and assign such receivables;
          (b) The correct amount of each Purchased Receivable is as set forth on the applicable Schedule and is not in dispute:
          (c) The payment of each Purchased Receivable is not contingent upon the fulfillment of any obligation or contract, and any and all obligations required of the Seller have been fulfilled as of the applicable Purchase Date;
          (d) Such Purchased Receivable is based on an actual sale and delivery of goods and/or services actually rendered, is due no later than the applicable Due Date and is owing to Seller, is not past due or in default, has not been previously sold, assigned, transferred, or pledged, and is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of Buyer or any other division or affiliate of Silicon Valley Bank:
          (e) There are no defenses, offsets, or counterclaims against such Purchased Receivable, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated on the applicable Schedule;

          (f) Seller and, to Seller’s knowledge, each Account Debtor set forth on the applicable Schedule with respect to such Purchased Receivable, is not insolvent as that term is defined in the United States Bankruptcy Code and the Illinois Uniform Commercial Code, and no such Account Debtor, to the knowledge of Seller, has filed or had filed against it a voluntary or involuntary petition for relief under the United States Bankruptcy Code; and
          (g) No Account Debtor set forth on the applicable Schedule with respect to such Purchased Receivable has objected to the payment for, or the quality or the quantity of the subject matter of, the Purchased Receivable, each such Account Debtor is liable for the amount set forth on such Schedule.
     6.2 Additional Warranties, Representations and Covenants. In addition to the foregoing warranties, representations and covenants, to induce Buyer to buy the Purchased Receivables, Seller hereby represents, warrants, covenants and agrees that:
          (a) Seller will not assign, transfer, sell, or grant, or permit any lien or security interest in any interest the Seller may have in any Purchased Receivables to or in favor of any other party, without Buyer’s prior written consent.
          (b) The Seller’s name, form of organization, chief executive office, and the place where the records concerning all Purchased Receivables are kept is set forth at the beginning of this Agreement or, if located at any additional location, as set forth on a schedule attached to this Agreement, and Seller will give Buyer at least 10 days prior written notice if such name, organization, chief executive office or records concerning Purchased Receivables is changed or added and shall execute any documents necessary to perfect Buyer’s interest in the Purchased Receivables.
          (c) Seller shall (i) pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including without limitation all payroll and withholding taxes and state sales taxes; (ii) deliver at any time and from time to time at Buyer’s request, evidence satisfactory to Buyer that all such amounts have been paid to the proper taxing authorities.
          (d) Seller has not filed a voluntary petition for relief under the United States Bankruptcy Code or had filed against it an involuntary petition for relief and is not contemplating or anticipating any such filing.
          (e) If Payment in Full of any Purchased Receivable has not occurred by the applicable Due Date, then Seller shall within 10 days of such date provide a written report to Buyer setting forth the reasons for such delay in payment.
          (f) Seller, and all Seller’s subsidiaries, shall maintain Seller’s, and such subsidiaries’, depository and operating accounts and securities accounts with Buyer and all of Seller’s and such subsidiaries’ cash or securities in excess of that amount used for Seller’s or such subsidiaries’ current operations shall be maintained at Seller or SVB Securities.
          (g) So long as any Purchased Receivable is outstanding, Seller shall deliver to Buyer:
          (i) within five (5) days of filing, copies or electronic notice of links to of all statements, reports and notices made available to Seller’s security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; and
          (ii) any other financial information reasonably requested by Buyer.

     7 ADJUSTMENTS.
     In the event any Adjustment or dispute is asserted by any Account Debtor, Seller shall promptly advise Buyer and Seller shall, subject to the Buyer’s approval, resolve such disputes and advise Buyer of any Adjustments and promptly remit to Buyer the difference between the Invoice Amount on the Purchase Date and the Invoice Amount after such Adjustment. Unless Buyer has otherwise elected to exercise its rights under Section 4.2 hereof, Buyer shall remain the absolute owner of any Purchased Receivable which is subject to Adjustment, and, until the amount of such adjustment (as set forth above) is paid by Seller to Buyer, any rejected, returned, or recovered personal property, with the right to take possession thereof at any time, and if such possession is not taken by Buyer, Seller agrees to resell it for Buyer’s account at Seller’s expense with the proceeds made payable to Buyer. While Seller retains possession of said returned goods and such goods are the property of Buyer, Seller shall segregate said goods and mark them “property of Silicon Valley Bank.”
     8 INDEMNIFICATION.
          (a) Seller hereby agrees that in the event any Account Debtor is released from all or any part of its payment obligations with respect to any Purchased Receivable by reason of: (1) any act or omission of Seller not permitted by this Agreement or consented to in writing by Buyer; or (2) the operation of any of the provisions of the documentation pertaining to such Purchased Receivables, which result in the termination of the Account Debtor’s obligation to pay all of any part of the Purchased Receivables, then, upon the happening of any such event, Seller shall thereafter pay to Buyer on the date when the Account Debtor would otherwise have paid the Purchased Receivable to Buyer an amount equal to the lesser of (a) the amount of the Purchased Receivable not payable by the Account Debtor as a result of such event and (b) the unpaid portion of the Purchased Receivable Amount for such Purchased Receivable.
          (b) Seller hereby agrees to pay, and to indemnify and hold harmless Buyer from and against, any taxes which may at any time be asserted in respect of this transaction or the subject matter thereof (including, without limitation, any sales, occupational, excise, gross receipts, general corporation, personal property, privilege or license taxes, but not including taxes imposed upon the Buyer with respect to its income arising out of this transaction) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Seller hereunder or imposed against Buyer, Seller, the property involved or otherwise; provided that with respect to any of the foregoing for which Seller shall be liable, Seller shall receive reasonably prompt notice from Buyer of this assertion of any such taxes on Buyer of which Buyer has notice.
     9 ADDITIONAL RIGHTS.
     To secure the prompt payment and performance to Buyer of all of the Purchased Receivables and the obligations of Seller hereunder, Seller hereby grants to Buyer a continuing lien upon and security interest in all of Seller’s now existing or hereafter arising rights and interest in the following, whether now owned or existing or hereafter created, acquired, or arising, and wherever located (the “Related Property”): (A) Seller’s rights to any returned or rejected goods in respect of the Purchased Receivables, with respect to which Buyer has all the rights of any unpaid seller, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit; (B) All books and records pertaining to the Purchased Receivables or the foregoing goods; and (C) All proceeds of the foregoing, whether due to voluntary or involuntary disposition, including insurance proceeds. Seller is not authorized to sell, assign, transfer or otherwise convey any interest in any Related Property without Buyer’s prior written consent. Seller agrees to sign UCC financing statements, in a form acceptable to Buyer, and any other instruments and documents requested by Buyer to evidence, perfect, or protect the interests of Buyer in the Purchased Receivables and the Related Property. Seller agrees to deliver to Buyer the originals of all instruments, chattel paper and documents evidencing or related to Purchased Receivables and Related Property.
     10 DEFAULT.
     The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

          (a) Seller fails to pay any amount owed to Buyer as and when due;
          (b) There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets which, in the case of an involuntary case, is not dismissed or stated within forty-five (45) days of the filing thereof;
          (c) Seller shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital;
          (d) Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Purchased Receivables or any Related Property;
          (e) Seller shall breach any covenant, agreement, warranty, or representation set forth herein, and the same is not cured (whether pursuant to the provisions of Section 6 hereof, if applicable, or otherwise) to Buyer’s reasonable satisfaction within 10 days after Buyer has given Seller oral or written notice thereof; provided, that if such breach is incapable of being cured it shall constitute an immediate default hereunder;
          (f) Seller is not in compliance with, or otherwise is in default under, any term of any document, instrument or agreement evidencing a debt, obligation or liability of any kind or character of Seller, now or hereafter existing, in favor of Buyer or any division or affiliate of Silicon Valley Bank, regardless of whether such debt, obligation or liability is direct or indirect, primary or secondary, joint, several or joint and several, or fixed or contingent, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof; or
          (g) An event of default shall occur under any guaranty executed by any guarantor of the obligations of Seller to Buyer under this Agreement, or any material provision of any such guaranty shall for any reason cease to be valid or enforceable or any such guaranty shall be repudiated or terminated, including by operation of law.
     11 REMEDIES UPON DEFAULT.
     Upon the occurrence of an Event of Default, Buyer has and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Illinois Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Purchased Receivables and Related Property, and the right to collect, dispose of, sell, lease, use, and realize upon all Purchased Receivables and all Related Property.
     12 ACCRUAL OF INTEREST.
     If any amount owed by Seller to Buyer hereunder is not paid when due, such amount shall bear interest from such date until paid at a per annum rate equal to the Prime Rate plus 3,0%.
     13 FEES, COSTS AND EXPENSES.
     The Seller will pay to Buyer immediately upon demand all reasonable fees, costs and expenses (including reasonable fees of attorneys and professionals and their costs and expenses) that Buyer incurs with any of the following: (a) preparing, negotiating, and administering, and enforcing this Agreement or any other agreement executed by Buyer and Seller in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) enforcing Buyer’s rights under, or collecting amounts owed by Seller to Buyer in connection with this Agreement, including, without limitation, to enforce (i) Seller’s agreement to repurchase as set forth in Section 4.2, (ii) Seller’s payment of any amounts owing by Seller pursuant to Section 7 hereof, or (iii) Seller’s payment of any amounts owing by Seller pursuant to Section 8 hereof, (c) enforcing any other rights against Seller or any guarantor, (d) protecting or enforcing its title to the Purchased Receivables or its security interest in the Related Property, and (e) the representation of Buyer in connection with any bankruptcy case or insolvency proceeding involving Seller or any guarantor. Seller shall indemnify and hold Buyer harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, except to the extent arising as a result of Buyer’s own gross negligence or willful misconduct.
     14 SEVERABILITY, WAIVER, AND CHOICE OF LAW.
     In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. If Buyer waives a default it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by Buyer at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of Buyer to amend this Agreement or to grant to Seller any waivers or consents. This Agreement has been transmitted by Seller to Buyer at Buyer’s office in the State of Illinois and has been executed and accepted by Buyer in the State of Illinois. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Illinois.
     15 NOTICES.
     All notices shall be given to Buyer and Seller at the addresses or faxes set forth on the first page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.
     16 JURY TRIAL.
     SELLER AND BUYER EACH HEREBY (a) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (b) RECOGNIZE AND AGREE THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT; AND (c) REPRESENT AND WARRANT THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.
     17 TITLES AND SECTION HEADINGS.
     The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement under seal as of the date first written above.

SELLER:

TELULAR CORPORATION

By

Title	EVP & COO/CFO

BUYER:

SILICON VALLEY BANK

By

Title	Relationship Manager

EXHIBIT A
SCHEDULE

SCHEDULE DATED
TO
NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT
DATED AS OF                     , 2006

Seller:	Telular Corporation

Buyer:	Silicon Valley Bank

Purchase Date:

Due Date:	days from Purchase Date

Total Purchased Receivables:	$ _______(List of Receivables total)
Discount Rate:                                % (calculated as follows: (i) the Prime Rate per annum, or (ii) such other Discount Rate, as determined by Buyer in its sole and absolute discretion, for invoices for which either (A) the Account Debtor is located outside of the United States, as determined by Buyer in its sole discretion, or (B) the date on which payment on such account is due is more than ninety (90) days after the Purchase Date).
Purchase Price: $                     (is                     % of the Total Purchased Receivables Amount which is the straight discount of the Total Purchased Receivables Amount discounted from the Due Date to the Purchase Date at the Discount Rate).
Administrative Fee:       0.25% multiplied by the Total Purchased Receivables Amount.
Interest Reserve:      $                     (the aggregate, for all Purchased Receivables included in any purchase).
Seller warrants and represents that (a) its warranties and representations in the Agreement are true and correct as of the date of this Schedule and (b) no Event of Default has occurred under the Agreement.

SELLER: TELULAR CORPORATION

By:

Title:

BUYER: SILICON VALLEY BANK

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